Exhibit 99.1

Ocean Power Technologies and Stratum Holdings Sign Letter of Intent for Proposed Strategic Collaboration to Demonstrate Offshore Renewable-Powered Data Center Assets

Companies to combine OPT’s PowerBuoy® platforms and patent portfolio with Stratum’s GPU infrastructure to advance edge AI inference powered by wave, wind, and solar energy

MONROE TOWNSHIP, N.J. and CELEBRATION, Fla. – October 26, 2026 – Ocean Power Technologies, Inc. (NYSE American: OPTT) (“OPT”) and Stratum Holdings Corp. (NASDAQ: SRTM) (“Stratum”) today announced that they have entered into a non-binding letter of intent (the “LOI”) for a proposed strategic collaboration to demonstrate offshore data center assets powered by renewable wave, wind, and solar energy.

The LOI contemplates that OPT and Stratum negotiate definitive agreements pursuant to which OPT would grant Stratum a limited, non-exclusive license to certain of its PowerBuoy® patents for use in the demonstration program and make available certain prototype PowerBuoy® assets currently on hand, and Stratum would make available certain GPU assets, including its latest generation NVIDIA B300 GPUs, and related integration expertise. Stratum would also pay OPT a monthly retainer under the terms of the definitive agreements. The proposed strategic collaboration would focus on integrating OPT’s PowerBuoy® platforms with Stratum’s high-performance compute hardware to validate the technical feasibility of hosting edge AI inference and related workloads on systems powered primarily by onboard renewable generation, without a power umbilical to shore.

OPT holds more than 60 issued patents worldwide relating to its PowerBuoy® technology, including more than 15 in the U.S., covering buoy architecture, energy conversion, power take-off, control systems, mooring and anchoring, autonomous charging interfaces, communications, and related systems. These patents form the foundation of the PowerBuoy® platform, which is designed to deliver persistent, renewable power and real-time communications in remote marine environments.

Cooling accounts for a significant portion of power consumption in conventional data centers. OPT and Stratum believe that positioning PowerBuoy®-based systems in cooler regions of the ocean could reduce this cooling-related power demand, although this has not yet been demonstrated and will be among the matters tested in the proposed demonstration program.

“This proposed strategic collaboration aligns with OPT’s mission to deliver persistent renewable power and technology integration for critical offshore applications,” said Tracy Pagliara, Acting President and Chief Executive Officer of Ocean Power Technologies. “By combining our patented PowerBuoy® technology with Stratum’s GPU assets, we aim to demonstrate a practical path toward self-powered edge AI infrastructure that operates independently of shore-based power.”

“Stratum is focused on expanding high-performance compute capacity in new environments,” said Nicholas H. Adler, Chief Executive Officer of Stratum Holdings. “Partnering with OPT allows us to explore the potential of renewable-powered offshore platforms combined with our GPU assets for edge AI inference, where local processing can reduce bandwidth requirements and leverage the natural cooling advantages of the marine environment.”

The proposed strategic collaboration’s initial efforts are expected to center on system integration, performance validation, and data collection from demonstration deployments. Results from the program, if any, may inform potential future commercial applications in maritime domain awareness, offshore energy monitoring, scientific sensing, and other remote edge-compute use cases.

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About Ocean Power Technologies

Ocean Power Technologies, Inc. (NYSE American: OPTT) provides intelligent maritime systems and services for defense and security, offshore energy, science and research, and offshore wind. Its PowerBuoy® platforms deliver clean, renewable power and real-time data communications for remote maritime and subsea applications. The company also offers the WAM-V® autonomous surface vehicle and Merrows™ software for multi-domain awareness. For more information, visit www.oceanpowertechnologies.com.

About Stratum Holdings

Stratum Holdings Corp. (NASDAQ: SRTM) is an AI infrastructure company focused on GPU leasing and high-performance compute capacity. The company is transitioning from legacy real estate operations to provide scalable compute solutions supporting artificial intelligence workloads. For more information, visit www.stratumholdingscorp.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risk that the parties do not negotiate or execute definitive agreements on the terms described or at all; the non-binding nature of the LOI and the ability of either party to terminate discussions; the failure to obtain required board, regulatory, or stockholder approvals; the potential dilution to Stratum stockholders from any issuance of shares as payment of the retainer; the value and liquidity of potential Stratum common stock received by OPT, including restrictions on resale pending registration; the parties’ ability to fund and complete the demonstration program on the anticipated timeline or at all; risks related to the successful integration of technologies, technical performance of demonstration systems, regulatory approvals, and market adoption; and other factors described in the companies’ filings with the Securities and Exchange Commission, including their most recent Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Neither company undertakes any obligation to update these forward-looking statements, except as required by law.

Media Contacts

Ocean Power Technologies

Investors: 609-730-0400 x401 or InvestorRelations@oceanpowertech.com

Media: 609-730-0400 x402 or MediaRelations@oceanpowertech.com

Stratum Holdings

Crescendo Communications, LLC

srtm@crescendo-ir.com | (212) 671-1020

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